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                          BRIGGS & STRATTON CORPORATION

                           FORM 8-K Dated May 14, 2001

                                 Exhibit No. 99

              BRIGGS & STRATTON CORPORATION ANNOUNCES COMPLETION OF
                              SECURITIES OFFERINGS


MILWAUKEE, May 15, 2001/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)


         Briggs & Stratton Corporation announced today that on May 14, 2001 it completed the previously announced proposed sale of $275,000,000 of 8.875% senior notes due March 15, 2011 and $140,000,000 of 5.00% convertible senior notes due May 15, 2006. The convertible notes are convertible into the company's common stock at the conversion rate of 20.1846 shares per each $1,000 of convertible notes.

         The net proceeds from the sale of the senior notes and convertible senior notes are being used to fund the company's acquisition of Generac Portable Products, Inc., which was completed today, including the replacement of Generac's outstanding debt, and to repay a portion of the company's unrated commercial paper and short-term borrowings under its credit facilities.

         The senior notes and the convertible senior notes were issued in separate private placements for resale by the initial purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933.

         These securities have not been registered under the Securities Act of 1933 or applicable state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         /CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/(BGG).